Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2015, with respect to the consolidated balance sheets of Reliant Bank and subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2014.

/s/ KraftCPAs

KraftCPAs

Nashville, Tennessee

September 30, 2015